Exhibit 99.1

June 16, 2022	Contact:	Lisa Weeks
843-383-7054
lisa.weeks@sonoco.com

Hill Elected Lead Independent Director of Sonoco’s Board of Directors

Micali Retires After 19 Years of Board Service

Hartsville, S.C., U.S. – Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today announced that Robert R. Hill, Jr., has been elected Lead Independent Director of its Board of Directors. Hill succeeds James M. Micali who is retiring after 19 years of service to the Company’s Board.

“On behalf of the entire Board, we want to thank Jim for his tireless work as our Lead Independent Director over the past decade as well as his dedication to Sonoco and the Board since 2003,” said John Haley, Chairman of the Board of Directors. “We are pleased to have Robert stepping into the Lead Independent Director’s role. Along with his knowledge of Sonoco and our board, he brings a strong background in banking and finance, along with public company C-suite, board and merger and acquisitions experience.”

Micali, 74, joined Sonoco’s Board of Directors in 2003. He retired as President and Chairman of Michelin North America in 2008 after 32 years with Michelin. He continues to serve on several public and private company boards, including American Tire Distributors, Huntersville, NC, and Monolith Corporation, Lincoln, NE.

Hill, 56, is Executive Chairman of the Board of Directors of SouthState Corporation (NASDAQ: SSB), a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage, and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia. Having worked over 27 years with SouthState, Hill has served in various positions with the company, including most recently as Chief Executive Officer since 2004.

Hill joined Sonoco’s board in 2019, and in addition to serving as Lead Independent Director, he will chair the Company’s Governance Committee and will continue to serve on the Board’s Financial Policy and Executive Compensation committees.

A graduate of The Citadel, Hill earned a degree in Business Administration and subsequently earned an MBA from the University of South Carolina Moore School of Business. An active member of the community, Hill has held leadership positions as a board member in numerous organizations. He currently serves on the board of directors of the University of South Carolina Development Foundation, where he is vice-chairman. He recently served on the board of directors of the Federal Reserve Bank of Richmond, where he was audit chair. Prior to that, he served on the Charlotte branch of the Federal Reserve Bank of Richmond board of directors. Additionally, Hill is a past Chairman of the Board of the South Carolina Banker’s Association.

About Sonoco

Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for its customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2022 as well as being included in Barron’s 100 Most Sustainable Companies for the third consecutive year. For more information, visit www.sonoco.com.

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